Exhibit 1.4

REGENCY CENTERS CORPORATION

AMENDMENT NO. 1 TO FORWARD MASTER CONFIRMATION

November 13, 2018

Bank of America, N.A.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Reference is made to the Master Confirmation dated May 17, 2017 (the “Master Confirmation”) between Regency Centers Corporation, a Florida corporation (the “Counterparty”) and Bank of America, N.A. (the “Dealer”). In consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Counterparty and the Dealer hereby agree to enter into this Amendment No. 1 to the Master Confirmation, dated the date hereof (the “Amendment No. 1”), with the purpose of amending the Master Confirmation due to Counterparty’s pending transfer of its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Select Market.

SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Master Confirmation.

SECTION 2. Amendment of the Master Confirmation.

(a) On and after the Amendment Effective Date, the phrase “The New York Stock Exchange” shall be replaced with the phrase “Nasdaq Global Select Market” in the provisions opposite the caption “Exchange” in Section 2 of the Master Confirmation.

(b) On and after the Amendment Effective Date, the phrase “, an Excess NYSE Ownership Position” shall be deleted and removed in each instance that it appears in the provisions opposite the caption “Early Valuation” in Section 2 of the Master Confirmation.

(c) On and after the Amendment Effective Date, Section 10 of the Master Confirmation (“Beneficial Ownership”) shall be amended and restated in its entirety to read as follows:

10. Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 4.5% of the outstanding Shares (such condition, an “Excess Section 13 Ownership Position”) or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Sections 607.0901 and 607.0902 of the Florida Business Corporations Act or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty (including, without limitation, Section 5.2 of the Articles or any contract or agreement to which Counterparty is a party), in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (ii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer under any Transaction is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) Dealer Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares or (y) the occurrence of an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement of any Transaction, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation with respect to such Transaction corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.

(d) On and after the Amendment Effective Date, the phrase “Threshold Number of Shares” shall be deleted and removed from Schedule A to the Master Confirmation.

SECTION 3. Representations and Warranties. Each of the Dealer and the Counterparty hereby represents to the other that the representation and warranties set forth in Section 3(a) of the Agreement (as if references in such Section to “the Agreement” were instead references to “this Amendment No. 1”) are true and correct as of the date hereof.

SECTION 4. Effectiveness. Following execution of this Amendment No. 1 by the Dealer and the Counterparty, this Amendment No. 1 shall automatically become effective as of the first date that the Counterparty’s shares of common stock commence trading on the Nasdaq Global Select Market (the “Amendment Effective Date”). Upon the effectiveness hereof, all references in the Master Confirmation to “this Master Confirmation” or the like shall refer to the Master Confirmation as further amended hereby.

SECTION 5. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

SECTION 6. Law; Construction. THIS AMENDMENT NO. 1 AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Entire Agreement. This Amendment No. 1 and the Master Confirmation as further amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Master Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Counterparty a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Dealer and the Counterparty in accordance with its terms.

Very truly yours,

REGENCY CENTERS CORPORATION

By:	/s/ J. Christian Leavitt
	Name:	J. Christian Leavitt
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date

first above written:

BANK OF AMERICA, N. A.

By:	/s/ Greg Wright
	Name:	Greg Wright
	Title:	Managing Director Co-Head of Americas Real Estate Investment Banking